Exhibit 99.1

Pitney Bowes Announces Redemption of 2027 Senior Notes and Upsizing of Term Loan A

Redemption of $347 Million 6.875% Senior Notes Due 2027 Eliminates Nearest-Term Debt Maturity,

With the Company’s Next Scheduled Maturity Now in March 2029

Upsizing of Term Loan A by $150 Million, With No Changes to Terms or May 2031 Maturity Date

Involves New Lenders and Reflects the Company’s Improved Credit Profile

SHELTON, Conn.—(BUSINESS WIRE)—June 25, 2026—Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world, today announced that it has redeemed all of its $347 million in aggregate principal amount 6.875% Senior Notes due March 2027 (the “2027 Notes”). In addition, Pitney Bowes announced the upsizing of its existing Term Loan A credit facility by $150 million to a total outstanding balance of $302 million. The proceeds from the upsizing of the Term Loan A credit facility were used along with existing cash and liquidity to fund the redemption of the 2027 Notes on June 24, 2026.

Kurt Wolf, Chief Executive Officer and Director, commented:

“The redemption of our 2027 Notes creates additional momentum as we work to continually strengthen Pitney Bowes balance sheet and overall financial position. In addition to eliminating our nearest-term debt maturity and reducing leverage, the Company will benefit from lower interest expense and more flexibility to pursue our accretive capital allocation strategy. The fact that the Company’s next debt maturity is not until March 2029 also positions us to operate from an even stronger position in the near-term.

It is also notable that the upsizing of our Term Loan A credit facility involves new lenders beyond our historical relationship banks. We believe this reflects the market’s recognition of our improved credit profile, cash flow and earnings. We look forward to building on our sustained progress in the quarters to come.”

The upsizing of the Company’s Term Loan A credit facility closed on June 23, 2026, with no other changes to the existing terms, pricing, or maturity date of May 18, 2031, applicable to the Company’s outstanding Term Loan A borrowings.

Additional details regarding the amended facilities will be filed in a Form 8-K with the Securities and Exchange Commission.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance, including, but not limited to, statements about our expectations and intentions regarding the Company’s financial planning and deleveraging activities. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could cause future financial performance to differ materially from expectations include, without limitation, changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; accelerated or sudden decline in physical mail volumes; inability to compete effectively with our Sending Technology Solutions competitors; changes in trade policies, tariffs and regulations; the loss of some of Pitney Bowes’ larger clients in the Presort Services segment; global supply chain issues adversely impacting our third party suppliers’ ability to provide us products and services; periods of difficult economic conditions, the impacts of inflation and rising prices, higher interest rates and a slow-down in economic activity, including a global recession, or a U.S. government shutdown, to the Company and our clients; changes in foreign currency exchange rates; changes in labor and transportation availability and costs; inability to successfully execute on our strategic initiatives; and other factors as more fully outlined in the Company’s 2025 Form 10-K/A Annual Report and other reports filed with the Securities and Exchange Commission during 2026. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events, or developments.

Contacts:

For Investors:

Alex Brown

investorrelations@pb.com